Exhibit 5.1
Crawford Bayley & Co.

S. Y. REGE *	(Registered)	Z. M. TALATY(Ms)
R. A. SHAH		M. Ph. A. WADIA
D. B. ENGINEER		S. S. REGE
H. C. ASHER	Advocates, Solicitors & Notary *	K. S. TRIVEDI
C. M. MANIAR		S. R. BUCH
D. C. SHROFF	State Bank Building	P. K. ASHER
S. K. ASHER	N. G. N. Vaidya Marg
Mumbai – 400 023
Special Advisor
S. N. TALWAR

SNT/MD/SK	November 7, 2006
Infosys Technologies Limited
Electronics City, Hosur Road
Bangalore,
Karnataka,
India 560 100.
Re: Infosys Technologies Limited Registration Statement on Form F-3
Gentlemen:
We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended, by certain selling shareholders (the “Selling Shareholders”) of equity shares, par value Rs.5 per share (the “Shares”) of Infosys Technologies Limited, a company with limited liability, incorporated in the Republic of India (the “Company”). Each of the Shares being so registered is represented by one American Depositary Share. We have examined the registration statement on Form F-3 (the “Registration Statement”) filed by you with the United States Securities and Exchange Commission on November 7, 2006 for the purpose of registering the Shares. As your counsel, we have also examined, under Indian law, the proceedings proposed to be taken in connection with such offering and sale of the Shares.
Strictly limited to Indian law, it is our opinion that the Shares to be sold by the Selling Shareholders (i) which are outstanding as of the date of this opinion have been duly authorised and validly issued and are fully paid and non-assessable and (ii) which become outstanding subsequent to the date of this opinion (a) upon the taking of all necessary corporate action by the Company to approve the issuance of, and the terms of the offering of, the Shares and (b) upon the payment for such Shares in the amount and form of consideration approved by the Board of Directors (not less than the par value of such Shares), will be validly issued, fully paid and non-assessable.
We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included as a part of the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.
Yours faithfully,
/s/ Crawford Bayley & Co.

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